Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1. Registration Statement (Form S-3 No. 333-186129) of Goodrich Petroleum Corporation,

2. Registration Statement (Form S-4 No. 333-178967) of Goodrich Petroleum Corporation, and

3. Registration Statement (Form S-8 No. 333-138156) pertaining to the Employee’s Savings Plan of Goodrich Petroleum Corporation;

of our report dated February 22, 2013, with respect to the consolidated financial statements of Goodrich Petroleum Corporation and the effectiveness of internal control over financial reporting of Goodrich Petroleum Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2012.

/s/    Ernst & Young LLP

Houston, Texas

February 22, 2013